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                                                                      EXHIBIT 5

                         [ANSTEIN & LEHR LETTERHEAD]





                               March 30, 1998




TruServ Corporation
8600 West Bryn Mawr Avenue
Chicago, Illinois 60631-3505


     Re: Post Effective Amendment No. 5 on Form S-2 to Registration Statement on Form S-4 (No. 333-18397)


Gentlemen:


     We refer to the Post Effective Amendment No. 5 on Form S-2 to Registration Statement on Form S-4 (No. 333-18397) being filed by TruServ Corporation, a Delaware corporation (hereinafter referred to as the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, pertaining to the registration of 160,557 shares of Class A Common Stock, $100 par value.


     The Class A Common Stock will be issued and sold directly by the Company in 60 share units at the par value thereof, for an aggregate cash purchase price of $6,000 per unit. Sales shall be made to retailers and renters of hardware, lumber and related merchandise, in connection with becoming Members of the Company.

     Based upon our examination, we are of the opinion that:

     1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.


     2. The proposed offering of 160,557 shares of Class A Common Stock, $100 par value, of the Company has been duly authorized and when sold as contemplated will be legally issued and fully paid and non-assessable.



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March 30, 1998
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     We hereby consent to the use of this opinion as an exhibit to the foregoing Registration Statement and the reference to us under the caption "Legal Matters" in the related Prospectus as counsel for the Company who have passed upon the legalities of the securities registered hereunder.

                                       Sincerely,



                                       Arnstein & Lehr